EXHIBIT 10.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WORKING CAPITAL PROMISSORY NOTE

Principal Amount: Up to $300,000 (as set forth on the Schedule of Borrowings attached hereto as Exhibit A)	Dated as of May 11, 2022

JATT Acquisition Corp, a Cayman Islands exempted company (the “Maker”), promises to pay to the order of Dr. Someit Sidhu, or his registered assigns or successors in interest (the “Payee”), or order, the principal sum of Three Hundred Thousand Dollars ($300,000) (as set forth on the Schedule of Borrowings attached hereto as Exhibit A) in lawful money of the United States of America, on the terms and conditions described below. All payments on this promissory note (the “Note”) shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.	Principal. The outstanding principal balance of this Note shall be payable promptly after the date on which the Maker consummates an initial business combination (a “Business Combination”) with a target business (as described in its initial public offering prospectus dated July 13, 2021 (the “Prospectus”)). In the event that a Business Combination does not close prior to January 13, 2023, this Note shall be deemed to be terminated and no amounts will thereafter be due from Maker to Payee under the terms hereof. The principal balance may not be prepaid without the consent of the Payee.
2.	Conversion Rights. The Payee has the right, but not the obligation, to convert this Note, in whole or in part, into private warrants, each exercisable at 11.50 per Class A ordinary share (the “Warrants”) of the Maker, as described in the Prospectus, by providing the Maker with written notice of its intention to convert this note at least one business day prior to the closing of a Business Combination. The number of Warrants to be received by the Payee in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to such Payee by (y) $1.00.
(a)	Fractional Shares. No fractional Warrants will be issued upon conversion of this Note. In lieu of any fractional Warrants to which Payee would otherwise be entitled, Maker will pay to Payee in cash the amount of the unconverted principal balance of this note that would otherwise be converted into such fractional share.

(b)	Effect of Conversion. If the Maker timely receives notice of the Payee’s intention to convert this note at least one business day prior to the closing of a Business Combination, this Note shall be deemed to be converted on the date the Business Combination closes. At its expense, the Maker will, as soon as practicable after receiving this Note for cancellation after the closing of a Business Combination (assuming receipt of timely notice of conversion), issue and deliver to Payee, at Payee’s address set forth on the signature page hereto or such other address requested by Payee, a certificate or certificates for the number of Warrants to which Payee is entitled upon such conversion (bearing such legends as are customary pursuant to applicable state and federal securities laws), including a check payable to Payee for any cash amounts payable as a result of any fractional shares as described herein.
3.	Interest. No interest shall accrue on the unpaid principal balance of this Note.
4.

Drawdown Requests. The Maker and the Payee agree that the Maker may request up to Three Hundred Thousand Dollars ($300,000) in the aggregate for costs and expenses reasonably related to the Maker’s working capital needs prior to the consummation of the Business Combination. The principal of this Note may be drawn down from time to time prior to the Maturity Date, upon request from the Maker to the Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than One Thousand Dollars ($1,000) unless agreed to by the Payee in its sole discretion. The Payee shall fund each Drawdown Request no later than three business days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns outstanding under this Note at any one time may not exceed Three Hundred Thousand Dollars ($3000,000). No fees, payments or other amounts shall be due to the Payee in connection with, or as a result of, any Drawdown Request by the Maker.

5.

Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

6.	Events of Default. The following shall constitute an event of default (“Event of Default”):
(a)	Failure to Make Required Payments. Failure by Maker to pay the principal of this Note within five (5) business days following the date when due.
(b)

Voluntary Liquidation, Etc. The commencement by Maker of a proceeding relating to its bankruptcy, insolvency, reorganization, rehabilitation or other similar action, or the consent by it to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)

Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under any applicable bankruptcy, insolvency or similar law, for the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Maker or for any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Maker, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

7.	Remedies.
(a)

Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)

Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

8.

Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

9.

Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

10.

Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery or (iv) sent by facsimile or (v) to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

JATT Acquiistion Corp

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attn: Verender S. Badial, CFO

If to Payee:

Dr. Someit Sidhu

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

11.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.
12.

Jurisdiction. The courts of New York have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the courts of New York.

13.

Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.

Trust Waiver. Payee has read the Prospectus and understands that Maker has established the trust account described in the Prospectus (the “Trust Account”), in an amount of approximately $139.4 million for the benefit of the public stockholders and the underwriters of Maker’s initial public offering (the “Underwriters”) pursuant to the certain investment management trust agreement, dated as of July 16, 2021, between the

Maker and Continental Stock Transfer & Trust Company (the “Trust Agreement”) and that, except for certain exceptions described in the Prospectus, Maker may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement.

Notwithstanding anything herein to the contrary, Payee hereby agrees that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that, he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Maker; provided that (a) nothing herein shall serve to limit or prohibit Payee’s right to pursue a claim against the Maker for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim against the Maker to specifically perform its obligations under this Note) so long as such claim would not affect the Maker’s ability to fulfill its obligation to effectuate any redemption, and (b) nothing herein shall serve to limit or prohibit any claims that Payee may have in the future against the Maker’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account upon completion of the Business Combination and any assets that have been purchased or acquired with any such funds).

15.	Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.
16.

Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

17.

Further Assurance. The Maker shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Payee may from time to time require as may be necessary to give full effect to this Promissory Note.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed on the day and year first above written.

JATT ACQUISITION CORP

By:	/s/ Verender S. Badial
Name:	Verender S. Badial
Title:	Chief Financial Officer

Accepted and Agreed:

By:	/s/ Someit Sidhu
Name:	Dr. Someit Sidhu

EXHIBIT A

SCHEDULE OF BORROWINGS

The following increases or decreases in this Promissory Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Promissory Note	Amount of increase in Principal Amount of this Promissory Note	Principal Amount of this Promissory Note following such decrease or increase